Exhibit 99.1

Contact:	Chris Allison
412-820-1407
callison@tollgrade.com

TOLLGRADE REPORTS FIRST QUARTER 2004 RESULTS

PITTSBURGH, PA – April 20, 2004 — Tollgrade Communications, Inc. (NASDAQ: TLGD) today reported revenue of $17,607,149 and earnings of $0.08 per share for the first quarter ended March 27, 2004. Revenue and earnings per share for the first quarter of 2003 were $14,543,423 and $0.03 per share, respectively. The Company’s results for the first quarter 2004 include the results of the Cheetah™ status and performance monitoring products and operations which the Company acquired from Acterna, LLC on February 13, 2003.

Revenue and earnings per share for the first quarter of 2004 exceeded the Company’s previous guidance for the first quarter, which ranged from $15.0 million to $17.0 million and $0.02 to $0.06, respectively.

“Our growing cable business, along with stronger than expected MCU® sales, accounted for a good quarter at Tollgrade,” said Chris Allison, Tollgrade’s chairman and chief executive officer. “While this performance exceeded our own expectations, we remain cautious about the near term. Despite these advances, the telecom market will continue to be challenging while our cable business remains promising,” he added.

First Quarter 2004 Revenue Results

Overall sales of the Company’s core MCU products, which extend testability into the POTS network, were $6,992,000 in the first quarter of 2004, compared to $4,461,000 in the corresponding prior year quarter. Although sales of this product line increased, Regional Bell Operating Company (RBOC) customers generally continue to restrict capital spending in traditional POTS line areas. Strength in the current quarter came from increased sales to SBC as it moved forward with expansion of its DSL footprint, as well as sales to Advanced Fibre Communications (AFC).

Sales of LoopCare™ software products separate and unrelated to the Company’s DigiTest® system products in the first quarter of 2004 were $1,601,000, compared to $1,869,000 in the first quarter of 2003. The LoopCare software product line, comprised of software license fees that are individually significant in amount, typically has long sales, purchase approval and acceptance cycles. As a result, revenue can fluctuate significantly on a quarter-by-quarter basis. Total software license fees and services revenue related to LoopCare were $3,745,000 in the first quarter of 2004 compared to $4,046,000 in the first quarter of 2003.

Sales of Tollgrade’s DigiTest system products were $940,000 in the first quarter of 2004, compared to $1,822,000 in the same period of 2003. DigiTest revenues in 2004 declined, in part, due to RBOC customers slowing their LTS modernization initiatives. In addition, the first quarter of 2003 included a large deployment of DigiTest to a Competitive Local Exchange Carrier (CLEC) customer.

Overall sales of cable hardware and software products were $4,922,000 in the first quarter of 2004, compared to $3,418,000 in the first quarter of the prior year. The increase in 2004 is related to Cheetah results being included for the entire quarter of the current year, and due to increased buying by Brighthouse Networks of legacy LIGHTHOUSE® cable equipment.

First quarter 2004 revenue from Services, which include installation oversight and project management services provided to RBOCs and fees for software maintenance, was $3,152,000, compared to revenue of $2,973,000 in the first quarter of the prior year. This increase was due primarily to the inclusion of Services revenue related to the Cheetah product line for the entire first quarter.

First Quarter 2004 Financial and Operating Data

Gross profit for the first quarter of 2004 was $10,259,523, an increase of 35.5% over the first quarter of 2003 resulting primarily from additional hardware sales of higher margin MCU channel units.

As a percentage of sales, gross profit for the quarter was 58.3% versus 52.0% for the year ago period. The gross margin percentage benefited from higher MCU sales and reduced amortization expense and warranty costs. The prior year included approximately $893,000 in amortization expense compared to the $473,000 in the current quarter. The additional amortization in the prior quarter related primarily to the Cheetah purchased sales order backlog. The $414,000 reduction in warranty costs from the first quarter of 2003 is reflective primarily of actual warranty experience being better than expected.

Overall operating expenses increased 22.3%, to $8,597,550 from $7,028,875 in the first quarter of 2003. Selling and marketing expenses in the quarter were $2,471,588, an increase of 25.4% from the same period in 2003. General and administrative expenses increased 11.4% to $1,934,174 from the prior year quarter. Research and development expenses were $4,191,788, an increase of 26.2% from the first quarter of 2003. These increases in operating expenses were due to increased incentive compensation and sales commission charges, additional cost investments in the Cheetah product line, as well as including the Cheetah expenses for the entire period.

Due to all these factors, the Company’s income from operations was $1,661,973 in the first quarter of 2004, compared to $540,272 recorded in the same period of 2003.

The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $13,610,000 as of March 27, 2004, compared to backlog of $15,347,000 as of December 31, 2003 and $10,698,000 as of March 29, 2003. The backlog at March 27, 2004 included approximately $7,355,000 related to software maintenance contracts, which will be earned and recognized as income on a straight-line basis during the remaining terms of the underlying agreements. Also included is a blanket purchase order for $1,372,000 from a customer which covers that customer’s MCU requirements for the remainder of calendar year 2004. The backlog also includes a non-cancelable order received at December 31, 2003 for $1,790,000 related to a cable product which is currently under development. None of that product was shipped in the first quarter of 2004. Management expects that approximately 34% of the current backlog will be recognized as revenue in the second quarter of 2004.

Second Quarter Outlook

“The telecom sector is not out of the woods yet,” said Chris Allison. “Our cable business has momentum. We started the first quarter with a solid backlog due to scheduled DLC builds and some pent up demand. Conversely, our backlog is not as big for the second quarter. While recent court rulings may indicate favorable changes in FCC regulation relating to network unbundling, the capital expenditure environment among our customers is still difficult. Events at several key RBOC customers could stall product field trials, testability projects and network system deployment. These events include a customer’s potential work stoppage, as well as a management reorganization at another customer. As a result, our guidance for the second quarter is cautious. We estimate a revenue range of $13 million to $16 million, with E.P.S. of a loss of ($0.04) to earnings of $0.03.”

Conference Call and Webcast

A conference call to discuss earnings results for the first quarter of 2004 will be held on Wednesday, April 21, 2004 at 9:00 AM, Eastern Time. The telephone number for U.S. participants is 1-800-860-2442 (international: 412-858-4600). Please reference Tollgrade/Allison to identify the call. The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, simply log on to the following URL address: http://www.firstcallevents.com/service/ajwz402776086gf12.html

About Tollgrade

Tollgrade Communications, Inc. is a full-system provider of leading hardware and software testing solutions for the global telecommunications and cable broadband industries. Tollgrade designs, engineers, markets and supports test systems, test access and status monitoring products. The Company, which is headquartered in the Pittsburgh suburb of Cheswick, Pa., recorded 2003 revenues of $65.1 million. The Company’s web address is www.tollgrade.com.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended
	March 27, 2004	March 29, 2003
Revenues:
Products	$14,455	$11,570
Services	3,152	2,973

	17,607	14,543

Cost of sales:
Products	6,014	5,292
Services	860	789
Amortization	473	893

	7,347	6,974

Gross profit	10,260	7,569

Operating expenses:
Selling and marketing	2,472	1,971
General and administrative	1,934	1,737
Research and development	4,192	3,321

Total operating expenses	8,598	7,029

Income from operations	1,662	540
Other income	90	147

Income before income taxes	1,752	687
Provision for income taxes	672	261

Net income	$1,080	$426

Diluted earnings per-share information:
Weighted average shares of common stock and equivalents:	13,352	13,212

Net income per common and common equivalent shares	$0.08	$0.03

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	March 27, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$27,133	$31,060
Short-term investments	22,400	17,625
Accounts receivable:
Trade	10,095	9,255
Other	173	122
Inventories	12,304	11,155
Prepaid expenses	1,913	1,534
Deferred and refundable tax assets	1,440	1,745

Total current assets	75,458	72,496
Property and equipment, net	8,153	8,292
Deferred tax assets	1,134	1,153
Capitalized software costs, net	7,241	7,713
Intangibles	44,500	44,500
Goodwill	19,340	19,340
Other assets	330	335

Total assets	$156,156	$153,829

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,023	$1,007
Accrued warranty	2,223	2,150
Accrued expenses	764	589
Accrued salaries and wages	995	912
Accrued royalties payable	481	396
Income taxes payable	1,393	1,018
Deferred income	643	480

Total current liabilities	7,522	6,552
Deferred tax liabilities	1,677	1,448

Total liabilities	9,199	8,000
Total shareholders’ equity	146,957	145,829

Total liabilities and shareholders’ equity	$156,156	$153,829

—More —

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	March 27, 2004	March 29, 2003
Cash flows from operating activities:
Net income	$1,080	$426
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,098	1,442
Tax benefit from exercise of stock options	15	—
Refund and utilization of income taxes paid	273	—
Deferred income taxes	280	(125)
Provisions for losses on inventory	(14)	133
Disposition of slow moving and obsolete inventory	(144)	(121)
Provision for allowance for doubtful accounts	81	200
Changes in assets and liabilities:
(Increase) decrease in accounts receivable-trade	(921)	873
Increase in accounts receivable-other	(51)	(38)
(Increase) decrease in inventory	(991)	522
(Increase) decrease in prepaid expenses and other assets	(374)	249
Increase in accounts payable	16	1,168
Increase in accrued warranty	73	448
Increase in accrued expenses and deferred income	338	387
Increase (decrease) in accrued royalties payable	85	(18)
Increase in accrued salaries and wages	83	365
Increase in income taxes payable	375	412

Net cash provided by operating activities	1,302	6,323

Cash flows from investing activities:
Purchase of Cheetah	—	(15,109)
Purchase of short-term investments	(6,284)	(875)
Redemption/maturity of short-term investments	1,509	2,621
Capital expenditures, including capitalized software	(487)	(723)

Net cash used in investing activities	(5,262)	(14,086)

Cash flows from financing activities:
Proceeds from exercise of stock options	33	—

Net cash provided by financing activities	33	—

Net decrease in cash and cash equivalents	(3,927)	(7,763)
Cash and cash equivalents at beginning of period	31,060	33,799

Cash and cash equivalents at end of period	$27,133	$26,036

Forward-Looking Statements

The statements contained in this release which are not historical facts are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which may be expressed in a variety of ways, including the use of forward-looking terminology, relate to, among other things, expected revenue and earnings results. The Company does not undertake any obligation to publicly update any forward-looking statements.

These forward-looking statements and other forward-looking statements contained in other public disclosures of the Company are based on assumptions that involve risks and uncertainties and are subject to change based on the considerations described below. These risks, uncertainties and other factors may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward looking statements. The Company wishes to caution each reader of this release to consider the following factors and certain other factors discussed herein and in past reports including, but not limited to, prior year Annual Reports and Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission (“SEC”). The factors discussed herein may not be exhaustive. Therefore, the factors discussed herein should be read together with other reports and documents that are filed by the Company with the SEC from time to time, which may supplement, modify, supersede or update the factors listed in this document.

•	Due to the Company’s dependence upon a few major customers for a majority of our revenues, the loss of any of these customers or continued decreases in the capital budgets of these customers, would significantly reduce our revenues and net income. The capital budgets of our customers, are dictated by a number of factors, most of which are beyond our control, including:

•	the conditions of the telecommunications market and the economy in general;

•	subscriber line loss and related reduced demand for telecommunications services;

•	disputes between our customers and their organized labor groups;

•	the failure to meet established purchase forecasts and growth projections; and

•	competition.

If the financial strength of our major customers should deteriorate, or if they have difficulty acquiring investment capital due to any of these or other factors, a substantial decrease in our revenues would likely result.

•	A large portion of the Company’s sales are attributable to our core proprietary MCU technology, and those sales largely depend upon the rate of deployment of new, and the retrofitting of existing, Digital Loop Carrier (DLC) systems in the United States. Further, if our customers implement certain next generation network improvements that do not require the use of our MCU products, it could materially impact our MCU sales. If our major customers fail to continue to build-out their DSL networks and other projects requiring DLC deployments, or if we otherwise satisfy the domestic telecommunications market’s demand for MCUs, our future results would be materially and adversely affected.

•	The Company depends upon a relatively narrow range of products for the majority of our revenue. Our success in marketing our products is dependent upon their acceptance by our customers, which in some cases have their own proprietary requirements. The adoption of industry-wide standards, such as the HMS and DOCSIS cable standards, may result in the elimination of or reductions in the demand for many of our proprietary products, like our Cheetah head-end hardware products and other Cheetah products. Furthermore, if we are unable to forecast the demand for, and to develop new products or to adapt our existing products to meet, evolving standards and other technological innovations, or if our products and services do not gain the acceptance of our customers, there could be a negative effect on our future results.

•	Changes in the telecommunications or cable regulatory environment that, among other results, increase our costs of doing business, require our customers to share assets with competitors or prevent the Company or our customers from engaging in business activities they may wish to conduct, could significantly reduce the demand for our products and adversely affect our future results.

•	Although we seek to protect our technology through a combination of copyrights, trade secret laws, contractual obligations and patents, these protections many not be sufficient to prevent the wrongful appropriation of our intellectual property, nor will they prevent our competitors from independently developing technologies that are substantially equivalent or superior to our proprietary technology. If we are unable to successfully assert and defend our proprietary rights in the technology utilized in our products, or if third parties are able to successfully assert that our use of technology infringes upon the proprietary rights of others, our future results could be adversely affected.

•	Some of our products require technology that we must license from the manufacturers of systems with which our products must be compatible. If we are unable to obtain and retain these license agreements on favorable terms, there could be a material adverse effect on our business.

•	We depend upon a limited number of third party subcontractors to manufacture certain aspects of our products and we procure components from a limited number of outside suppliers. If we were to encounter a shortage of key manufacturing components from limited sources of supply, or experience manufacturing delays caused by reduced manufacturing capacity or integration issues related to our acquisition of the Cheetah product line, the loss of key assembly subcontractors or other factors, our ability to produce and ship our manufactured products and therefore our future results could be materially adversely affected.

•	We have recently completed, and we may pursue additional, acquisitions of companies, product lines and technologies, which acquisitions involve numerous risks, including the disruption of our business, exposure to assumed or unknown liabilities of the acquired target, and the failure to integrate successfully the operations and products of acquired businesses. Goodwill arising from acquisitions may result in significant charges against our operating results in one or more future periods. Furthermore, we may never achieve the anticipated results or benefits of an acquisition, such as increased market share or the successful development and sales of a new product. The effects of any of these risks could materially harm our business and reduce our future results of operations.

•	The carrying value of certain of our intangible assets, consisting primarily of goodwill related to our LoopCare software and Cheetah product line acquisitions from Lucent Technologies, Inc. and Acterna, LLC, could be impaired by changing market conditions. We are required under generally accepted accounting principles to review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. Factors that may indicate that the carrying value of our intangible assets may not be recoverable include a decline in stock price and market capitalization and lower than anticipated cash flows produced by such intangible assets. If our stock price and market capitalization decline, or if we do not realize the expected revenues from an intangible asset, we may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of that intangible asset is determined.

•	Our future sales in international markets are subject to numerous risks and uncertainties, including local economic and labor conditions, political instability including terrorism and other acts of war or hostility, unexpected changes in the regulatory environment, trade protection measures, tax laws, our ability to market current or develop new products suitable for international markets, obtaining and maintaining successful distribution and resale channels and foreign currency exchange rates. Reductions in the demand for or the sales of our products in international markets could adversely affect future results.

•	Any significant product defect, error or failure could jeopardize our relationships with our customers, resulting in substantial costs for both the Company and our customers as well as the cancellation of orders, warranty costs, product returns and legal actions that could adversely affect our future results.

•	If third parties with whom we have entered into OEM and other partnerships should fail to meet their own performance objectives, customer demand for our products could be adversely affected, which would have an adverse effect on our revenues.

•	There is a trend for some of our customers to place large orders near the end of a quarter or fiscal year, in part to spend remaining available capital budget funds. Seasonal fluctuations in customer demand for our products driven by budgetary and other reasons can create corresponding fluctuations in period-to-period revenues, and we therefore cannot assure you that our results in one period are necessary indicative of our revenues in any future period.

•	The markets for some of our products are very competitive. Some of our competitors may have greater technological, financial, manufacturing, sales and marketing, and personnel resources than we have and may have an advantage in responding more rapidly or effectively to changes in industry standards or technologies and may better withstand the pricing pressures that increased competition may bring. If our introduction of improved products or services is not timely or well received, or if our competitors reduce their prices for products that are comparable to ours, demand for our products and services could be adversely affected

•	The successful development of a secondary market for our products by a third party could negatively affect demand for our products, reducing our future revenues.

•	If the Company is unable to identify and hire the personnel that we need to succeed, or if one or more of our present key employees were to cease to be associated with the Company, our future results could be adversely affected.

™LoopCare is a trademark of Tollgrade Communications, Inc.
™Cheetah is a trademark of Tollgrade Communications, Inc.
® DigiTest is a registered trademark of Tollgrade Communications, Inc.
® MCU is a registered trademark of Tollgrade Communications, Inc.
® LIGHTHOUSE is a registered trademark of Tollgrade Communications, Inc.

####